Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

PBT Land and Minerals, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.01 per share	(1)	Other	46,608,796	$	$1,312,503,695.36	0.0001381	$181,256.76

Total Offering Amounts:							$1,312,503,695.36		181,256.76
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$181,256.76

__________________________________________
Offering Note(s)

(1)	Represents the number of shares of Class A common stock, par value $0.0001 per share (“Class A Shares”), of PBT Land and Minerals, Inc., a Texas corporation (“New PBT”), issuable to unitholders of Permian Basin Royalty Trust, an express trust created under the laws of the State of Texas (the “Trust”), upon the completion of the Business Combination as described in the proxy statement/prospectus. The number of Class A Shares is based on the estimated number of units of the Trust outstanding as of the date hereof (the “Trust Units”) and the exchange of each such Trust Unit for Class A Shares of New PBT pursuant to the exchange ratio set forth in the Combination Agreement.

The maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933 as (i) $28.16, the average of the high and low prices per Trust Unit on July 27, 2026, as reported on the New York Stock Exchange, multiplied by (ii) the number of Trust Units outstanding.